UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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REX American Resources Corporation
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2875 Needmore Road
Dayton, Ohio 45414

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 7, 2011

The Annual Meeting of Shareholders of REX American Resources Corporation will be held at the Dayton Racquet Club, Kettering Tower, 29th Floor, 40 N. Main Street, Dayton, Ohio on Tuesday, June 7, 2011, at 2:00 p.m., for the following purposes:

1. Election of eight members to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

2. Advisory vote on executive compensation.

3. Advisory vote on the frequency of the advisory vote on executive compensation.

4. Transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 26, 2011 will be entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors EDWARD M. KRESS Secretary

Dayton, Ohio
May 3, 2011

Important Notice Regarding the Availability of Proxy Materials
for the Shareholders Meeting to be Held on June 7, 2011

The Proxy Statement, 2010 Annual Report and other soliciting materials are available at www.rexamerican.com by clicking on “Investors” and then clicking on the “Corporate Governance 2010 Annual Report” link.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
MARK, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY
IN THE ENVELOPE PROVIDED.

REX AMERICAN RESOURCES CORPORATION
2875 Needmore Road
Dayton, Ohio 45414

PROXY STATEMENT

Mailing Date
May 3, 2011

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of REX American Resources Corporation, a Delaware corporation (“REX” or the “Company”), for use for the purposes set forth herein at our Annual Meeting of Shareholders to be held on June 7, 2011 and any adjournments thereof. All properly executed proxies will be voted as directed by the shareholder on the proxy card. If no direction is given, proxies will be voted in accordance with the Board of Directors’ recommendations and, in the discretion of the proxy holders, in the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof. Any proxy may be revoked by a shareholder by delivering written notice of revocation to the Company or in person at the Annual Meeting at any time prior to the voting thereof.

We have one class of stock outstanding, namely Common Stock, $.01 par value, of which there were 9,591,680 shares outstanding as of April 26, 2011. Only holders of Common Stock whose names appeared of record on the books of the Company at the close of business on April 26, 2011 are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share.

A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Directors are elected by a plurality of the votes cast by the holders of Common Stock at a meeting at which a quorum is present. Abstentions and broker non-votes will not be counted toward a nominee’s achievement of a plurality and thus will have no effect. A broker non-vote occurs when a broker submits a proxy with respect to shares held in a fiduciary capacity (or “street name”) that indicates the broker does not have discretionary authority to vote the shares on a particular matter.

If you hold shares in street name, you must vote by giving instructions to your broker or nominee. Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters but is not permitted to use discretion to vote on non-routine matters, such as Item 1 (election of directors), Item 2 (advisory vote on executive compensation) and Item 3 (advisory vote on the frequency of the advisory vote on executive compensation) in the Notice of Annual Meeting. We urge you to give voting instructions to your broker on all voting items. Item 2 and Item 3 will be approved if a majority of the shares present in person or by proxy vote for approval and for a particular frequency interval, respectively. Abstentions will have the effect of a vote against the proposals. Broker non-votes will not be included in the vote count.

Fiscal Year

All references in this Proxy Statement to a particular fiscal year are to REX’s fiscal year ended January 31. For example, “fiscal 2010” means the period February 1, 2010 to January 31, 2011.

ELECTION OF DIRECTORS
(Item 1)

Eight directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Unless otherwise directed, it is the intention of the persons named in the accompanying proxy to vote each proxy for the election of the nominees listed below. All nominees, other than Mr. Fisher, are presently directors of REX.

If at the time of the Annual Meeting any nominee is unable or declines to serve, the proxy holders will vote for the election of such substitute nominee as the Board of Directors may recommend. We have no reason to believe that any substitute nominee will be required.

Set forth below is certain information with respect to the nominees for director, including the experience, qualifications and skills we believe these individuals bring to the Board and qualify them to serve as directors.

STUART A. ROSE, 56, has been our Chairman of the Board and Chief Executive Officer since our incorporation in 1984 as a holding company to succeed to the ownership of Rex Radio and Television, Inc., Kelly & Cohen Appliances, Inc. and Stereo Town, Inc. Prior to 1984, Mr. Rose was Chairman of the Board and Chief Executive Officer of Rex Radio and Television, Inc., which he founded in 1980 to acquire the stock of a corporation which operated four retail stores. Mr. Rose’s leadership as our Chief Executive Officer provides the Board with essential knowledge of the Company’s operations and strategic opportunities.

LAWRENCE TOMCHIN, 83, retired as our President and Chief Operating Officer in 2004, a position he held since 1990, and remained a part-time employee and consultant until January 31, 2006. From 1984 to 1990, he was our Executive Vice President and Chief Operating Officer. Mr. Tomchin has been a director since 1984. Mr. Tomchin was Vice President and General Manager of the corporation which was acquired by Rex Radio and Television, Inc. in 1980 and served as Executive Vice President of Rex Radio and Television, Inc. after the acquisition. Mr. Tomchin’s service as our retired Chief Operating Officer provides the Board with additional perspective of the Company’s operations.

ROBERT DAVIDOFF, 84, has been a director since 1984. Mr. Davidoff has been a Managing Director of Carl Marks & Co., Inc., an investment banking firm, since 1990, and the general partner of CMNY Capital II, L.P., a venture capital affiliate of Carl Marks & Co., since 1989. Mr. Davidoff is currently also a director of Cinedigm Digital Cinema Corp. and formerly a director of Hubco Exploration, Inc. and Marisa Christina, Inc. Mr. Davidoff’s long career in investment banking and accounting background gives the Board seasoned, executive level financial knowledge.

EDWARD M. KRESS, 61, has been our Secretary since 1984 and a director since 1985. Mr. Kress has been a partner of the law firm of Dinsmore & Shohl LLP (formerly Chernesky, Heyman & Kress P.L.L.), our legal counsel, since 1988. Mr. Kress has practiced law in Dayton, Ohio since 1974. Mr. Kress, a lawyer and our legal counsel, provides the Board with critical legal advice and perspective.

CHARLES A. ELCAN, 47, has been a director since 2003. Mr. Elcan is a founder and President of China Healthcare Corporation, organized in May 2008 to build and operate a hospital in China. Mr. Elcan was Executive Vice President—Medical Office Properties of Health Care Property Investors, Inc. (HCP), a real estate investment trust specializing in health care related real estate, from October 2003 to April 2008, and served as the Chief Executive Officer and President of MedCap Properties, LLC, a real estate company located in Nashville, Tennessee that owned, operated and developed real estate in the healthcare field, from 1998 to October 2003. (HCP acquired MedCap Properties in October 2003.)

From 1992 to 1997, Mr. Elcan was a founder and investor in Behavioral Healthcare Corporation (now Ardent Health Services LLC), a healthcare company that owns and operates acute care hospitals. Mr. Elcan, a founder of health care real estate companies, brings to the Board entrepreneurial experience and real estate expertise.

DAVID S. HARRIS, 51, has been a director since 2004. Mr. Harris has served as President of Grant Capital, Inc., a private investment company, since January 2002. Mr. Harris served as a Managing Director of Tri-Artisan Partners, LLC, a private merchant banking firm engaged in investment banking and principal investment activities, from January 2005 to June 2006. From May 2001 to December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC (ABN). From 1997 to May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC (ING). The investment banking operations of ING were acquired by ABN in May 2001. From 1986 to 1997 Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Furman Selz was acquired by ING in 1997. Mr. Harris is currently also a director of Steiner Leisure Limited. Mr. Harris’ experience in investment banking, corporate finance and capital markets is valuable to the Board in developing strategy and evaluating senior management.

MERVYN L. ALPHONSO, 70, has been a director since 2007. Mr. Alphonso retired as Vice President for Administration and Chief Financial Officer of Central State University in March 2007, a position he held since 2004. Mr. Alphonso has over 30 years of experience in the banking industry. He was President, Dayton District, KeyBank National Association from 1994 to 2000 and held various management positions with KeyBank of New York, N.A., Crocker National Bank and Bankers Trust Company. Mr. Alphonso served as a Peace Corps volunteer from 2001 to 2003. Mr. Alphonso’s experience in the banking industry and as a chief financial officer provides the Board with financial management expertise.

LEE FISHER, 59, is a nominee for director. Mr. Fisher served as Lieutenant Governor of Ohio from 2007 to 2011, including as Director of the Ohio Department of Development. Mr. Fisher was a director of REX from 1996 to 2006. He served as President and Chief Executive Officer of the Center for Families and Children, a private non-profit human services organization, from 1999 to 2006. Mr. Fisher was a partner in the law firm of Hahn Loeser & Parks LLP from 1996 to 1999, served as Ohio Attorney General from 1991 to 1995, State Senator, Ohio General Assembly, from 1981 to 1983, and practiced law with Hahn Loeser & Parks from 1978 to 1991. Mr. Fisher brings to the Board experience and understanding of government, public affairs and public policy, and political contacts.

Board of Directors

Our Board of Directors will consist of eight directors. The Board has determined that five of the eight directors, Robert Davidoff, Charles A. Elcan, David S. Harris, Mervyn L. Alphonso and nominee Lee Fisher, are independent within the meaning of Section 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual.

To be considered independent, the Board must determine that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships, among others. Our Board has established the following guidelines, consistent with Section 303A.02 of the NYSE listing standards, to assist it in determining independence of directors.

•	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

•

A director who receives, or whose immediate family member receives, more than $120,000 during any 12-month period in direct compensation from the Company, other than director or committee fees and pension or other forms of deferred compensation for prior service (not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 during any 12-month period in such compensation. (Compensation received by an immediate family member for service as a non-executive employee need not be considered in determining independence under this test.)

•

A director who is a partner or employee of the Company’s internal or external auditor, or whose immediate family member is a partner of such a firm, or an employee of such a firm and personally works on the Company’s audit, or a director or immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, is not independent.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives at the same time serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

Messrs. Davidoff, Harris, Alphonso and Fisher have no relationships with the Company other than being a director or nominee for director. Mr. Elcan has only an indirect, immaterial relationship with the Company. Elcan & Associates, Inc., a firm owned by Mr. Elcan’s brother, provides real estate brokerage services to REX, and Mr. Elcan’s brother has acted as a finder in connection with our investments in synthetic fuel limited partnerships and facilities. Because Mr. Elcan has no financial interest or involvement in Elcan & Associates, nor any involvement in REX’s business activities with Elcan & Associates, and the amount of our annual payments to Elcan & Associates falls within our director independence guidelines, the Board has determined that the relationship is not a material relationship affecting Mr. Elcan’s independence.

Our Board of Directors held three meetings during the fiscal year ended January 31, 2011. The average attendance by incumbent directors at Board and Board Committee meetings was 95%.

Directors are invited and encouraged to attend our annual meeting of shareholders. All directors attended the 2010 Annual Meeting.

The non-management directors have the opportunity to meet at executive sessions without management following Audit Committee meetings. The presiding director for each executive session is rotated among the chairs of the independent Board committees.

Board Leadership Structure

Our Chief Executive Officer serves as the Chairman of the Board. The Board believes it is appropriate to combine the positions of Chief Executive Officer and Chairman because our CEO is the director most familiar with the Company’s business and is best suited to identify strategic opportunities and priorities. The Board also believes that combining the role of Chairman and Chief Executive Officer promotes efficiencies both in communications between management and the Board and in executing business strategy, and is an appropriate board leadership structure for a smaller public company. We have a presiding director, or lead director, for each executive session of the non-management directors which position is rotated among the chairs of the independent Board committees.

Board Role in Risk Oversight

The Board administers its risk oversight function principally through the Audit Committee. The Audit Committee oversees financial, legal, regulatory and operational risks and risk management. The Committee receives periodic reports from members of senior management who supervise day-to-day risk management activities on specific risks to the Company, risk management and risk mitigation. The Audit Committee reports to the full Board as appropriate. The full Board reviews strategic risk and risk policy as part of its overall monitoring responsibilities.

Board Committees

Our Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Executive Committee.

Audit Committee. The Audit Committee assists Board oversight of the integrity of the financial statements of the Company, our compliance with legal and regulatory requirements, the independent accountants’ qualifications and independence, and the performance of the Company’s internal audit function and independent accountants. The Audit Committee is directly responsible for the appointment, retention and oversight of the work of the independent accountants. The Audit Committee acts pursuant to a written charter. The members of the Audit Committee are Messrs. Harris (Chairman), Davidoff and Alphonso. All members of the Audit Committee are independent within the meaning of applicable NYSE listing standards and rules of the Securities and Exchange Commission (“SEC”). The Board has determined that Mr. Harris and Mr. Davidoff are each an audit committee financial expert as defined by applicable SEC rules and that all members of the Audit Committee are financially literate within the meaning of NYSE listing standards. The Audit Committee met five times during fiscal 2010.

Compensation Committee. The Compensation Committee has direct responsibility to review and approve CEO compensation, makes recommendations to the Board with respect to non-CEO compensation and compensation plans, and administers the Company’s stock option plans. The Compensation Committee acts pursuant to a written charter. The members of the Compensation Committee are Messrs. Davidoff (Chairman), Elcan, Harris and Alphonso. All members of the Compensation Committee are independent within the meaning of applicable NYSE listing standards. The Compensation Committee met once during fiscal 2010.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board, recommends for the Board’s selection a slate of director nominees for election to the Board at the annual meeting of shareholders, develops and recommends to the Board the Corporate Governance Guidelines applicable to the Company, and oversees the evaluation of the Board and management. The Nominating/Corporate Governance Committee acts pursuant to a written charter. The members of the Nominating/Corporate Governance Committee are Messrs. Davidoff, Elcan, Harris and Alphonso. All members of the Nominating/Corporate Governance Committee are independent within the meaning of applicable NYSE listing standards. The Nominating/Corporate Governance Committee took action once during fiscal 2010.

The Board seeks director candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and shareholders. In identifying and evaluating director candidates, the Nominating/Corporate Governance Committee may consider a number of attributes, including experience, skills, judgment, accountability and integrity, financial literacy, time, industry knowledge, networking/contacts, leadership, independence from management and other factors it deems relevant. The Nominating/Corporate Governance Committee also considers diversity of professional experience, skills and individual qualities and attributes in identifying director candidates. The Nominating/Corporate Governance Committee reviews the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current directors and specific needs of the Company and the Board. The Nominating/Corporate Governance Committee may solicit advice from the CEO and other members of the Board. Mr. Fisher was recommended by our CEO and approved by the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee will consider director candidates recommended by our shareholders. Shareholders must submit the name of a proposed shareholder candidate to the Nominating/Corporate Governance Committee at our corporate offices by the date specified under “Shareholder Proposals.”

Executive Committee. The Executive Committee is empowered to exercise all of the powers and authority of the Board of Directors between meetings of the Board, other than the power to fill vacancies on the Board or on any Board committee and the power to declare dividends. The members of the Executive Committee are Messrs. Rose and Tomchin. The Executive Committee met informally throughout the year and took formal action by unanimous written consent once during fiscal 2010.

Code of Ethics, Corporate Governance Guidelines and Committee Charters

We have adopted a Code of Business Conduct and Ethics applicable to our employees, officers and directors. A copy of the Code of Business Conduct and Ethics has been filed as an exhibit to our Annual Report on Form 10-K for the year ended January 31, 2004 and is posted on our website www.rexamerican.com.

We have adopted a set of Corporate Governance Guidelines addressing director qualification standards, director responsibilities, director access to management and independent advisors, director compensation and other matters. A copy of the Corporate Governance Guidelines is posted on our website www.rexamerican.com.

The charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are posted on our website www.rexamerican.com.

Procedures for Contacting Directors

Shareholders and interested parties may communicate with the Board, the non-management directors as a group, or a specific director by writing to REX American Resources Corporation, 2875 Needmore Road, Dayton, Ohio 45414, Attention: Board of Directors, Non-Management Directors or [Name of Specific Director]. All communications will be forwarded as soon as practicable to the specific director, or if addressed to the Non-Management Directors to the Chairman of the Audit Committee, or, if addressed to the Board, to the Chairman of the Board or other director designated by the Board to receive such communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The objectives of our executive compensation program are to motivate and retain our key employees, to tie annual cash bonuses to corporate performance and profitability, and to provide long-term incentives for executives to create shareholder value.

Elements of Executive Compensation

The elements of our executive compensation program are discussed below.

Base Salary. Base salaries of our executive officers are set at a level to provide basic economic security, with consideration given for past contributions and length of service. Base salary levels also reflect individual cash bonus opportunities, with salaries set lower where cash bonus opportunities are higher. The base salary of our CEO is set at a level below that of salaries paid to CEOs of other public companies in the ethanol industry in recognition of his annual cash bonus opportunities and prior stock option awards. Base salaries are reviewed annually and adjusted from time to time to reflect individual responsibilities and corporate performance. For comparative purposes, we review base salaries paid by companies in our industry peer group, including Pacific Ethanol, Inc. and BioFuel Energy Corp., recognizing that our executive officers’ base salaries generally are below those levels. We do not engage in benchmarking in setting or adjusting base salaries. Base salaries of our President, Mr. Rizvi, and our CFO, Mr. Bruggeman, were increased 33% and 22%, respectively, in fiscal 2010, reflecting Mr. Rizvi’s promotion and our improved financial performance. Executive base salaries had not been adjusted since fiscal 2006.

Annual Cash Bonus Program. Our annual cash bonus program is designed to reward executive officers for corporate performance and to incentify those individuals to contribute to corporate profitability. Annual cash bonuses are based on corporate performance and profitability measures. There are no individual performance goals or objectives.

For fiscal 2010, the cash bonuses for our executive officers were based upon (1) performance of our ethanol investments and determined as a specific percentage of ethanol pre-tax income and (2) all other income (consisting primarily of extended service contract revenues and real estate income) and determined as a specific percentage of all other pre-tax income.

We define pre-tax income from ethanol and all other for purposes of our bonus program as pre-tax income from continuing and discontinued operations less income attributable to non-controlling interests, adding back bonus accrual, directors and officers liability insurance, and certain costs associated with being a public company.

We chose the foregoing measures to incentivize our executive officers to grow profits. Specific quantitative corporate performance factors and measures for determining individual annual cash bonuses are described under “Employment Agreements” and “Annual Cash Bonus Program” following the Summary Compensation Table.

The annual cash bonus program for executive officers includes a “clawback” provision. For purposes of computing bonuses under the program, in the event of a loss in any fiscal year, pre-tax income utilized in computing bonuses in subsequent years is reduced by 50%, until the cumulative reduction equals the amount of the earlier loss. We believe the clawback ensures that executive bonuses are paid based on cumulative pre-tax income (net of losses) and provides incentive to focus on long-term, sustained earnings growth.

Annual cash bonuses are determined and paid on a formula basis without discretion to increase or decrease bonus amounts.

Long-Term Incentive Awards. Long term incentive awards historically were made in the form of stock option grants under our 1995 and 1999 Omnibus Stock Incentive Plans. Stock appreciation rights, restricted stock and other stock-based awards are authorized, but have not been granted, under the Plans.

Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R), requires us to recognize compensation cost for all share-based payments, including stock options, in our financial statements. Due to the significant impact on our results of operations from the adoption of FAS 123R, we have not granted stock options since 2004. Our executive officers currently hold vested stock options, and shares acquired upon exercise of stock options, granted in prior years in amounts that we believe align our executives’ long-term interests with the interests of shareholders and provide incentive to create shareholder value.

Option Grant Practices

In past years, all stock options were granted at an exercise price equal to the average of the high and low market prices on the date of grant, unless a higher price was required to qualify the option as an incentive stock option. Option grants were made annually at times approved by the Compensation Committee or in connection with executive officers entering into new employment agreements. All annual option grants were made to executive and non-executive employees on the same date. The number of options granted to each employee was determined by the Compensation Committee based upon the recommendation of our CEO with consideration that the options were intended to provide both long-term incentive and retirement compensation as we do not maintain a defined benefit or supplemental executive retirement plan. Annual option grants typically vested in 20% installments for five years while options granted in connection with new employment agreements typically vested in one-third installments for three years. All outstanding options have a ten year term from the date of grant. The annual grant dates approved by the Compensation Committee varied from year to year. We have no program, plan or practice to time option grants to our executives or other employees in connection with the release of material non-public information and we have not timed nor plan to time the release of material non-public information to affect the value of executive compensation.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee of our Board of Directors determines the compensation paid to our CEO. Our CEO determines base salary levels and annual cash bonus opportunities for executive officers other than himself. All cash bonus payments to executive officers are approved by the Compensation Committee.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to a public company for compensation paid in excess of $1 million in any taxable year to the company’s chief executive officer or any of its other four highest paid executive officers. This limitation does not apply to “performance-based” compensation, as defined under federal tax laws, under a plan approved by shareholders.

The annual bonus payable to Messrs. Rose, Bruggeman and Rizvi is subject to an aggregate $1 million annual maximum. Depending upon an executive’s salary, bonus, other compensation, and exercise of previously granted stock options under plans not approved by shareholders, the individual’s annual compensation could exceed the $1 million limitation.

The Compensation Committee considers anticipated tax treatment when reviewing executive compensation, but does not limit executive compensation to amounts deductible under Section 162(m) in order to maintain flexibility to structure compensation programs.

Compensation Committee Report

The Compensation Committee of the Board of Directors of REX American Resources Corporation has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the proxy statement for our 2011 annual meeting of shareholders.

ROBERT DAVIDOFF, Chairman
CHARLES A. ELCAN
DAVID S. HARRIS
M ERVYN L. ALPHONSO

Compensation Committee Interlocks and Insider Participation

Charles A. Elcan, a member of the Compensation Committee, has an indirect relationship with the Company. Elcan & Associates, Inc., a firm owned by Mr. Elcan’s brother, provides real estate brokerage services to REX, and Mr. Elcan’s brother has acted as a finder in connection with our investments in synthetic fuel limited partnerships and facilities. These transactions are described under “Certain Relationships and Related Transactions.”

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	All Other Compensation (2)($)	Total ($)
Stuart A. Rose	2010	154,500	312,174	9,750	476,424
Chairman of the Board and	2009	154,500	459,760	9,750	624,010
Chief Executive Officer	2008	154,500	26,507	9,750	190,757
Douglas L. Bruggeman	2010	256,950	106,536	200	363,686
Vice President—Finance, Chief	2009	225,700	248,475	200	474,375
Financial Officer and Treasurer	2008	227,600	39,760	200	267,560
Zafar A. Rizvi	2010	180,320	208,824	200	389,344
President and Chief Operating	2009	149,070	330,460	200	479,730
Officer	2008	150,570	45,451	200	196,221

(1)	Amounts in this column reflect cash bonuses earned under our annual cash bonus program. See “Annual Cash Bonus Program.”

(2)	Amounts in this column reflect (i) $200 matching contribution on behalf of each named executive officer other than Mr. Rose and (ii) value of use of a company automobile for Mr. Rose ($9,750).

Employment Agreements

Stuart A. Rose, our Chairman and Chief Executive Officer, has an employment agreement with Rex Radio and Television, Inc. that provides for an annual salary of $154,500 and an annual cash bonus based upon (i) the earnings before income taxes of our retail business, or Retail EBT, and (ii) the earnings before income taxes of our alternative energy investments, or Energy Investment EBT, equal to 3% of the Energy Investment EBT for the fiscal year, but in no event will Mr. Rose receive a total cash bonus exceeding $1 million in any fiscal year. Since the exit from our retail business in fiscal 2009 and the classification of all retail related activities in discontinued operations, the Retail EBT component of Mr. Rose’s annual cash bonus has been calculated using all other (non-alternative energy) pre-tax income, which includes extended service contract revenues and gains on sale of real estate, consistent with other executive officer bonuses and determined at 0.5% of all other pre-tax income. Mr. Rose is also eligible to participate in all employee benefit plans.

Mr. Rose’s employment agreement is for a term of two years and one month commencing January 1, 2006 and continuing through January 31, 2008 and is automatically renewed for additional one-year terms unless earlier terminated by resignation, death, total disability or termination for cause, or unless terminated by either party upon 180 days notice. Termination for “cause” means Mr. Rose’s repeated failure or refusal to perform his duties under the agreement, violation of any material provision of the agreement, or clear and intentional violation of law involving a felony which has a materially adverse effect on us. If Mr. Rose’s employment is terminated by us without cause, he is entitled to the balance of his annual salary plus all rights to the bonus based on Retail EBT and Energy Investment EBT for the remainder of the employment period. If Mr. Rose’s employment is terminated for any other reason, he is entitled to a pro rata portion of his annual salary and cash bonus based upon the date of termination.

Annual Cash Bonus Program

The annual cash bonus for Mr. Rose is set forth in his employment agreement described above.

For fiscal 2010, the annual cash bonus for Zafar A. Rizvi, our President and Chief Operating Officer, was based upon (1) performance of our ethanol investments determined at 2% of ethanol pre-tax income and (2) 0.5% of all other pre-tax income, subject to an aggregate maximum $1 million cash bonus for the year. The annual cash bonus for Douglas L. Bruggeman, our Vice President—Finance and Chief Financial Officer, was based upon (1) performance of our ethanol investments determined at 1% of ethanol pre-tax income and (2) 0.75% of all other pre-tax income, subject to an aggregate maximum $1 million cash bonus for the year.

Mr. Rose earned a bonus of $312,174 for fiscal 2010 based on achieving $10,335,000 ethanol pre-tax income and $424,818 all other pre-tax income. Mr. Bruggeman earned a bonus of $106,536 based on achieving $10,335,000 ethanol pre-tax income and $424,818 all other pre-tax income. Mr. Rizvi’s cash bonus of $208,824 for fiscal 2010 was based on achieving $10,335,000 ethanol pre-tax income and $424,818 all other pre-tax income.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table sets forth information concerning unexercised options for each named executive officer outstanding as of the end of fiscal 2010.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Stuart A. Rose	—	—	—	—
Douglas L. Bruggeman	22,750	—	8.01	4/17/11
	35,000	—	14.745	4/30/12
	35,000	—	13.01	9/30/13
	35,000	—	12.45	6/7/14
Zafar A. Rizvi	56,250	—	8.01	4/17/11
	35,000	—	14.745	4/30/12
	35,000	—	13.01	9/30/13
	35,000	—	12.45	6/7/14

Option Exercises and Vested Stock for Fiscal 2010

The following table sets forth information concerning exercise of stock options during fiscal 2010 for each named executive officer.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Stuart A. Rose	—	—
Douglas L. Bruggeman	33,500	328,981
Zafar A. Rizvi	—	—

Potential Payments Upon Termination or Change in Control

Pursuant to Mr. Rose’s employment agreement, if he is terminated without cause, as defined in his agreement, we must pay him the balance of his annual salary plus bonuses based on Retail EBT and Energy Investment EBT for the remainder of the employment period. We agreed to pay Mr. Rose the balance of his salary and bonus because a termination without cause would not be reflective of his individual performance. Under these circumstances, we believe he should receive his full contractual compensation. Salary payments for the first six months are paid in a lump sum in the seventh month following termination and no less frequently than monthly thereafter, and bonus payments are paid in annual installments corresponding to the performance period.

Assuming the employment of Mr. Rose was terminated without cause on January 31, 2011, and assuming equivalent bonus amounts for fiscal 2010 and 2011, Mr. Rose would be entitled to a cash payment of $466,674. If Mr. Rose’s employment is terminated for any reason other than without cause, we must pay him a pro rata portion of his annual salary and cash bonuses based upon the date of termination.

Mr. Rose is subject to non-competition provisions for a period of two years following termination of employment for any reason, as well as confidentiality provisions, in his employment agreement.

All unvested options granted under our stock option plans automatically vest upon a change in control. There were no unvested options outstanding at January 31, 2011.

Director Compensation for Fiscal 2010

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2010.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Lawrence Tomchin	45,000	45,000
Robert Davidoff	45,000	45,000
Edward M. Kress	—	—
Charles A. Elcan	45,000	45,000
David S. Harris	50,000	50,000
Mervyn L. Alphonso	45,000	45,000

Director Compensation Arrangements

Directors who are not officers or employees of REX are paid an annual retainer of $20,000 per year (plus reasonable travel expenses) and a $5,000 per year retainer if they serve on one or more Board committees. The Chairman of the Audit Committee is paid an additional $5,000 per year retainer.

Non-employee directors are eligible to receive grants of stock options under our 1999 Omnibus Stock Incentive Plan. Under the Plan, on the date of each annual meeting of shareholders, each non-employee director is awarded a nonqualified stock option to purchase a number of shares of our common stock such that the exercise price of the option multiplied by the number of shares subject to the option is as near as possible to $100,000, but in no event more than 10,000 shares. The exercise price of each nonqualified option is the fair market value of the common stock on the date of grant. The options are exercisable in five equal annual installments commencing on the first anniversary of the date of grant and expire ten years from the date of grant.

Directors who are not officers or employees are paid an additional $20,000 per year for each year such director waives his right to the grant of stock options pursuant to the 1999 Omnibus Stock Incentive Plan. The non-employee directors waived their right to the grant of stock options under the Plan for fiscal 2010.

Compensation Policies and Risk

We believe the compensation policies and practices for our employees do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on the Company.

Our compensation program consists of fixed and variable components. The fixed portion, base salary, provides stable income regardless of Company performance or stock price. The variable portion, annual cash bonus and stock options, awards both short-term and long-term corporate performance.

Our annual cash bonus program is based on earnings before income taxes of our alternative energy business segment and all other (non-alternative energy) pre-tax income. We believe that basing annual cash bonuses on pre-tax income encourages executives to focus on growing profits rather than other measures such as gross revenues which may incentivize executives to increase sales without regard to operating costs. We cap each executive’s total annual cash bonus at $1 million, which we believe reduces the incentive to engage in excess risk taking as bonus payments are limited. We have used pre-tax income as our bonus performance measure for several years without evidence that it has increased our risk profile.

Long-term performance is reflected in stock option awards. Option grants typically vested in installments over five years and have value only if our stock price increases over time. We believe that our stock option awards and the clawback provision in our annual cash bonus program create a disincentive to engage in short-term risk taking which could ultimately harm the Company’s long-term performance and stock price.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders(1)	—	$—	108,011
Equity compensation plans not approved by security holders(2)	725,903	$10.16	2,302,425

Total	725,903	$10.16	2,410,436

(1)	Includes the REX American Resources Corporation 1995 Omnibus Stock Incentive Plan.

(2)

Includes the REX American Resources Corporation 1999 Omnibus Stock Incentive Plan and the 2001 Nonqualified Executive Stock Options.

Under the 1999 Omnibus Plan, awards in the form of nonqualified stock options, stock appreciation rights, restricted stock, other stock-based awards and cash incentive awards may be granted to officers and key employees. The 1999 Omnibus Plan also allows for yearly grants of nonqualified stock options to non-employee directors. The exercise price of each option must be at least 100% of the fair market value of the Common Stock on the date of grant. A maximum of 4,500,000 shares are authorized for issuance under the 1999 Omnibus Plan, of which 2,302,425 shares remained available for issuance at January 31, 2011.

The 2001 Nonqualified Executive Stock Options are individual compensation arrangements. On April 17, 2001, nonqualified stock options for 1,462,500 shares were granted to Messrs. Rose and Tomchin at an exercise price of $8.01 per share, which represented the market price on the date of grant, in connection with their entering into new three year employment agreements. These options are fully exercisable and a total of 337,500 shares were outstanding at January 31, 2011.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2)

We are asking shareholders to cast an advisory vote on the compensation of our named executive officers disclosed in the Executive Compensation section of this Proxy Statement through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

We believe our executive compensation program appropriately aligns named executive officers’ incentives with the interests of shareholders and is designed to motivate and retain our key employees. We believe our executive compensation program is and has been conservative compared to companies in our industry peer group.

We are providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act (15 U.S.C. 78n-1). The vote is not binding on the Company or the Board of Directors, and will not be construed as overruling any decision by the Company or the Board of Directors or creating or implying any change to, or additional, fiduciary duties for the Company or the Board of Directors. While the vote is non-binding, REX values the opinion of shareholders and will consider the outcome of the vote when making future executive compensation decisions.

The Board of Directors recommends a vote FOR approval of the compensation of our named executive officers.

ADVISORY VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 3)

We are asking shareholders to cast an advisory vote on whether the advisory vote on the compensation of our named executive officers should occur every one, two or three years.

We believe a three-year frequency for the advisory vote on executive compensation is appropriate for our company. Our executive compensation program is designed to reward both annual and long-term performance through growth in earnings and stock price. The elements of our program have not changed significantly from year to year. We believe a three-year period will provide shareholders with a proper perspective to evaluate whether our executive compensation program is achieving its objectives.

We are providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act (15 U.S.C. 78n-1). The vote is not binding on the Company or the Board of Directors. While the vote is non-binding, REX values the opinion of shareholders and will consider the outcome of the vote when considering the frequency of future advisory shareholder votes on executive compensation.

The Board of Directors recommends a vote of THREE YEARS with respect to the frequency of the advisory vote on the compensation of our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of April 26, 2011 (the record date for the Annual Meeting), certain information with respect to the beneficial ownership of REX Common Stock by each director and nominee for director, each named executive officer, all directors and executive officers as a group and those persons or groups known by us to own more than 5% of our Common Stock.

For purposes of this table, a person is considered to “beneficially own” any shares if the person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has (or has the right to acquire within 60 days after April 26, 2011) sole or shared power (i) to vote or to direct the voting of the shares or (ii) to dispose or to direct the disposition of the shares. Unless otherwise indicated, voting power and investment power are exercised solely by the named person or shared with members of his household.

Name and Address	Common Stock Beneficially Owned
	Number	Percent(1)
Stuart A. Rose(2)	1,967,758	20.5%
2875 Needmore Road
Dayton, Ohio 45414
Lawrence Tomchin(3)	351,605	3.7%
2875 Needmore Road
Dayton, Ohio 45414
Robert Davidoff(4)	294,574	3.1%
900 Third Avenue, 33rd Floor
New York, New York 10022
Edward M. Kress(5)	110,953	1.2%
1100 Courthouse Plaza S.W.
Dayton, Ohio 45402
Charles A. Elcan(6)	16,515	*
3100 West End Avenue, Suite 500
Nashville, Tennessee 37203
David S. Harris(7)	8,210	*
24 Avon Road
Bronxville, New York 10708
Mervyn L. Alphonso	1,500	*
5 Royal Birkdale Drive
Springboro, Ohio 45066
Lee Fisher	—	—
PO Box 22388
Cleveland, Ohio 44122
Douglas L. Bruggeman(8)	158,350	1.6%
2875 Needmore Road
Dayton, Ohio 45414
Zafar A. Rizvi(9)	177,788	1.8%
2875 Needmore Road
Dayton, Ohio 45414

Name and Address	Common Stock Beneficially Owned
	Number	Percent(1)
All directors and executive officers as a group (9 persons)(10)	3,087,253	31.2%
FMR LLC(11)	1,300,000	13.6%
82 Devonshire Street
Boston, Massachusetts 02109
Dimensional Fund Advisors LP(12)	881,486	9.2%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
Nery Capital Partners, L.P.(13)	620,000	6.5%
263 Stratford Road
Asheville, North Carolina 28804

*	One percent or less.

(1)

Percentages are calculated on the basis of the number of shares outstanding on April 26, 2011 plus the number of shares issuable upon the exercise of options held by the person or group which are exercisable within 60 days after April 26, 2011.

(2)

Includes 741,854 shares held by the Stuart Rose Family Foundation, an Ohio nonprofit corporation of which Mr. Rose is the sole member, chief executive officer and one of three members of the board of trustees, the other two being members of his immediate family.

(3)	Includes 14,105 shares held by Mr. Tomchin’s wife.

(4)	Includes 32,389 shares issuable upon the exercise of options.

(5)	Includes 4,775 shares held by Mr. Kress as trustee of two trusts for the benefit of his children and 32,389 shares issuable upon the exercise of options.

(6)	Includes 16,515 shares issuable upon the exercise of options.

(7)	Includes 8,210 shares issuable upon the exercise of options.

(8)	Includes 105,000 shares issuable upon the exercise of options.

(9)	Includes 105,000 shares issuable upon the exercise of options.

(10)	Includes 299,503 shares issuable upon the exercise of options.

(11)

Based on a Schedule 13G filing dated February 11, 2011. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 1,300,000 shares of Common Stock as a result of acting as investment adviser to various registered investment companies. One investment company, Fidelity Low Priced Stock Fund, owns 1,300,000 shares. Edward C. Johnson 3d (Chairman of FMR LLC), FMR LLC, through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of the 1,300,000 shares owned by the funds, while the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds resides with the funds’ boards of trustees.

(12)

Based on a Schedule 13G filing dated February 11, 2011. Dimensional Fund Advisors LP, a registered investment adviser, furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment adviser or manager, Dimensional Fund Advisors LP has sole power to vote and dispose of 881,486 shares owned by these funds. Dimensional Fund Advisors LP disclaims beneficial ownership of all such shares.

(13)

Based on a Schedule 13G filing dated February 9, 2009. Nery Capital Partners, L.P. (the “Fund”) has power to vote and dispose of 620,000 shares. Nery Capital Management, L.L.C., general partner of the Fund, Nery Asset Management, L.L.C., investment advisor to the Fund, and Michael A. Nery have shared power to vote and dispose of the 620,000 shares held by the Fund.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes of ownership of REX Common Stock with the Securities and Exchange Commission. We believe that during fiscal 2010 all filing requirements applicable to our directors and executive officers were met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2010, REX paid the law firm of Dinsmore & Shohl LLP, of which Edward M. Kress is a partner, a total of $520,632 for legal services. Mr. Kress is a member of our Board of Directors.

Elcan & Associates, Inc., a real estate brokerage firm owned by Dan Elcan, has an exclusive listing agreement with REX to sell or lease 24 of our former store locations until June 30, 2011, is co-listing agent for our warehouse facility, and he has acted as a finder in connection with our investments in synthetic fuel limited partnerships and facilities. Dan Elcan is the brother of Charles Elcan, a member of our Board of Directors. During fiscal 2010, REX paid or accrued to Elcan & Associates $232,416 in real estate and leasing commissions.

We believe the fees paid to Dinsmore & Shohl LLP for legal services and amounts paid to Elcan & Associates, Inc. in real estate and leasing commissions were comparable to terms that we could have obtained from unaffiliated third parties.

Pinnacle Advisors, LLC, an entity partly owned by Dan Elcan, acquired a minority interest in Rex Investment I, LLC as compensation for finder services in connection with our purchase of the Gillette synthetic fuel plant in fiscal 2002. REX and Pinnacle sold their interests in Rex Investment I to a third party in 2004 and may receive a final payment from the buyer based on production at the plant after September 2006 through December 2007, after the related tax credits are allowed under IRS audit or the statute of limitations for an IRS audit has expired.

Review and Approval of Transactions with Related Persons

We review all financial transactions, arrangements or relationships between REX and our directors, executive officers, their immediate family members and our significant shareholders to determine the materiality of the related person’s interest, whether it creates a conflict of interest, and whether it is on terms comparable to arm’s length dealings with an unrelated party or otherwise fair to us. We have developed internal controls and processes for identifying related party transactions, including annual director and officer questionnaires. All related party transactions are reviewed by our legal counsel for disclosure in our proxy statement. Related party transactions are reviewed and approved by our CEO, unless our legal counsel determines that the amount involved, persons involved, significance or other aspects of the transaction require review and approval by the disinterested members of our Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as REX’s independent registered public accounting firm for the fiscal year ended January 31, 2011, and has served in that capacity since 2002. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions from shareholders and to make a statement if they desire to do so.

The Board of Directors annually appoints the independent registered public accounting firm for the Company after receiving the recommendations of the Audit Committee, typically following the Annual Meeting. No recommendation of the Audit Committee has been made concerning the appointment of the independent registered public accounting firm for the fiscal year ending January 31, 2012.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed REX for the fiscal years ended January 31, 2011 and 2010 by Deloitte & Touche LLP:

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$349,500	$360,000
Audit-Related Fees(2)	14,000	14,000
Tax Fees(3)	231,400	284,100
All Other Fees(4)	4,280	3,852

Total	$599,180	$661,952

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in our quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. This category included fees related to the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” This category included fees related to the audit of the financial statements of an employee benefit plan.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of fees paid for a web based accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current fiscal year, subject to a specified dollar limit. Any material service not included in the approved list of services, and all services in excess of the pre-approved dollar limit, must be separately pre-approved by the Audit Committee. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee all services performed and fees charged to date by the firm pursuant to the pre-approval policy. None of the fees billed by our independent registered public accounting firm for Audit-Related, Tax and Other Services described above were approved by the Audit Committee after the services were rendered pursuant to the de minimus exception under SEC rules.

Audit Committee Report

The Audit Committee assists Board oversight of the integrity of the financial statements of the Company. The Audit Committee is comprised of nonemployee directors who meet the independence and financial experience requirements of applicable NYSE listing standards and SEC rules. The Audit Committee operates under a written charter.

Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Committee reviewed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the independent registered public accounting firm’s written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

The Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

DAVID S. HARRIS, Chairman
ROBERT DAVIDOFF
MERVYN L. ALPHONSO

OTHER BUSINESS

Solicitation of Proxies

The Company will bear the entire expense of this proxy solicitation. Arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxy solicitation materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers and other regular employees of the Company may solicit proxies by mail, in person or by telephone.

Other Matters

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned above. However, if other matters should properly come before the Annual Meeting or any adjournments thereof, the proxy holders will vote the proxies thereon in their discretion.

Shareholder Proposals

Proposals by shareholders intended to be presented at REX’s 2012 Annual Meeting of Shareholders must, in accordance with applicable regulations of the Securities and Exchange Commission, be received by the Secretary of the Company at 2875 Needmore Road, Dayton, Ohio 45414 on or before January 4, 2012 in order to be considered for inclusion in our proxy materials for that meeting. Shareholder proposals intended to be submitted at the 2012 Annual Meeting outside the processes of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at our corporate offices on or before March 19, 2012. If we do not receive timely notice of such proposal, the proxy holders will vote on the proposal, if presented at the meeting, in their discretion.

Shareholder recommendations for director candidates must be received by the Nominating/Corporate Governance Committee at our corporate offices on or before January 4, 2012 to be considered for nomination in connection with the 2012 Annual Meeting. Names submitted after this deadline will not be considered.

By Order of the Board of Directors EDWARD M. KRESS Secretary

May 3, 2011
Dayton, Ohio

PROXY

REX AMERICAN RESOURCES CORPORATION

Proxy for Annual Meeting of Shareholders June 7, 2011

          The undersigned hereby appoints Stuart A. Rose and Lawrence Tomchin and each of them proxies for the undersigned, with full power of substitution, to vote all the shares of Common Stock of REX AMERICAN RESOURCES CORPORATION, a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 7, 2011, at 2:00 p.m. and any adjournments thereof.

(Continued, and to be signed, on the other side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

REX AMERICAN RESOURCES CORPORATION

June 7, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.rexamerican.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

20830400000000000000 6	060711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,
“FOR” ITEM 2, AND “THREE YEARS” ON ITEM 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF DIRECTORS

☐		NOMINEES:
	FOR ALL NOMINEES	Stuart A. Rose
Lawrence Tomchin
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Robert Davidoff
Edward M. Kress
Charles A. Elcan
☐	FOR ALL EXCEPT (See instructions below)	David S. Harris
Mervyn L. Alphonso
Lee Fisher

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

			FOR	AGAINST	ABSTAIN
2.	ADVISORY VOTE on executive compensation.		☐	☐	☐

		3 years	2 years	1 year	ABSTAIN
3.	ADVISORY VOTE on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

4.	IN THEIR DISCRETION the proxies are authorized to vote upon such other business as may properly come before the Meeting.

This proxy is solicited on behalf of the Board of Directors and will be voted as directed herein. If no direction is given, this proxy shall be voted FOR Items 1 and 2 and THREE YEARS on Item 3.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.